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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MARCH 23, 2001

                                                     CONTACT: H. Lee Thrash, III
                                                         Chief Financial Officer
                                                                  (770) 948-3101

                        CARAUSTAR INDUSTRIES, INC. PRICES
                           PRIVATE PLACEMENTS OF NOTES

Atlanta, Georgia - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that it has agreed to sell $29.0 million of its 7 1/4% senior notes due 2010 and $285.0 million of its 9 7/8% senior subordinated notes due 2011 through institutional private placements. The Company expects to use the net proceeds from the offerings to pay off Caraustar's senior credit facility and 7.74% senior notes and for general working capital needs.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                       ***

This press release contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company's expectations, anticipations or beliefs, including statements regarding our ability to complete these private placements and to effectively use the proceeds. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including uncertainties related to: (i) market conditions for corporate high-yield securities in general and our notes in particular; (ii) our substantial leverage and debt service requirements; (iii) our ability to minimize the impact of, or recover from ongoing litigation from Georgia-Pacific Corporation, increasing energy costs, fluctuations in raw material prices and the economy in general, the degree and nature of competition, demand for our products, changes in government regulations; and (iv) our ability to make future acquisitions and successfully integrate the operations of acquired businesses. Additional relevant risk factors that could cause actual results to differ materially are discussed in the "Risk Factors" sections of our registration statements and reports filed with the Securities and Exchange Commission, which are available directly from us, from public reference facilities maintained by the Securities and Exchange Commission or, to the


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extent filed via EDGAR, accessed through the web site of the Securities and
Exchange Commission (http://www.sec.gov).


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